Exhibit 2.1

MERGER AGREEMENT

MERGER AGREEMENT ENTERED INTO AND BETWEEN GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V., REPRESENTED IN THIS ACT BY _____________________, HEREINAFTER REFERRED TO AS “GRUPO SANTANDER”, AND BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, REPRESENTED HEREIN BY _________________________, HEREINAFTER REFERRED TO AS “BANCO SANTANDER MÉXICO”, PURSUANT TO THE FOLLOWING DECLARATIONS AND CLAUSES:

D E C L A R A T I O N S

I.      GRUPO SANTANDER declares via its legal proxy that:

a)       It is the parent company of Grupo Financiero Santander México, duly incorporated pursuant to the laws of the United States of Mexico with the name “Grupo Financiero InverMéxico, S.A. de C.V., as it is recorded in public deed number 153,400 as of November 14, 1991 certified by Mr. Miguel Alessio Robles, Notary Public number 19 in and for Mexico City, in the capacity at that time of partner in the protocol of the Notary Public number 31 in and for Mexico City, Mr. Mario Monroy Estrada, whose first copy was registered in the Public Registry of Commerce of Mexico City under number 155,270, on March 26, 1992.

b)       It has the authorizations from the Ministry of Treasury and Public Credit via its Unit of Banking, Securities and Savings, to be incorporated as a parent company as well as for its incorporation and operation as Grupo Financiero Santander México. Such authorization was granted via official letter number 102-E-366-DGSV-4017 as of August 23, 1991.

c)       It has the necessary legal status and requirements for the execution of this Agreement, given that this act is included within its corporate purpose.

d)       Its legal representative, Mr. ___________, has been conferred with sufficient faculties for the execution of this Agreement, for the corresponding power of attorney has not been revoked or limited in any manner, as it is evidenced in public deed number ______, as of _______, certified by Mr. ______________, Notary Public Number __ in and for _________________________, whose first copy was registered in the Public Registry of Commerce of _____________ under folio number ________________.

e)       On ______ _____ ,_____, from ____ hrs the Extraordinary Stockholders' Meeting of GRUPO SANTANDER, was carried out and the following were some of the resolutions: (i) the approval of the agreements regarding the merger of this company as the merged company, to BANCO SANTANDER MÉXICO, as the surviving company, and (ii) the execution and granting of this Agreement, therefore, it is their will to execute it pursuant to the following clauses and modalities.

II.       BANCO SANTANDER MÉXICO declares via its legal proxy that:

MERGER AGREEMENT

a)       It is a multiple banking institutions duly incorporated duly incorporated pursuant to the laws of the United States of Mexico under the name “Banco Mexicano”, as it is recorded in public deed number 11,085, as of November 16, 1932, certified by Mr. Heriberto José Ponce de León, Notary Public number 15 in and for Mexico City, whose first copy was registered in the Public Registry of Commerce of the city with number 133, page 46, volume 83, Book three, Section of Commerce.

b)       It has the necessary status and capacity for the legal execution of this Agreement, as this acts is included in its corporate purpose.

c)       Its legal representative, Mr. ___________, has been conferred with sufficient faculties for the execution of this Agreement, for the corresponding power of attorney has not been revoked or limited in any manner, as it is evidenced in public deed number ______, as of _______, certified by Mr. ______________, Notary Public Number __ in and for _________________________, whose first copy was registered in the Public Registry of Commerce of _____________ under folio number ________________.

d)       On ______ _____ ,_____, from ____ hrs the Extraordinary Stockholders' Meeting of BANCO SANTANDER MÉXICO, was carried out and the following were some of the resolutions: (i) the approval of the agreements regarding the merger of BANCO SANTANDER MÉXICO as the merged company, to GRUPO SANTANDER, as the surviving company, and (ii) the execution and granting of this Agreement, therefore, it is their will to execute it pursuant to the following clauses and modalities.

Both parties agree to execute this Merger Agreement pursuant to the following :

C L Á U S E S

FIRST: PURPOSE.- GRUPO SANTANDER and BANCO SANTANDER MÉXICO, by virtue of this Agreement and pursuant to the resolutions of their General Extraordinary Stockholders' Meetings that took place on ____ ______ , ______, are merged being BANCO SANTANDER MÉXICO, the surviving company and GRUPO SANTANDER disappears as the merged company, as part of the corporate restructuring process described in the document named “Merger Schedule”, which is attached to this document as Annex “A”.

SECOND: EFFECTS.- the merger of GRUPO SANTANDER and BANCO SANTANDER MÉXICO is subject to the suspensory condition that the competent financial authorities and those regarding economic competitiveness shall approve the corporate restructuring established in this document and, specifically, the authorization from the Ministry of Treasury and Public Credit under the terms of article 17 of the Law for the Regulation of Financial Groups. If the corresponding authorizations are granted, the merger shall be effective between the parties and before third parties from the date the corresponding public deeds where the corresponding merger agreements approved by the corresponding Extraordinary General Stockholders' Meetings are formalized, including the abovementioned authorizations, are formalized pursuant to the terms of Article 19 of said Law.

MERGER AGREEMENT

The merger shall be carried out based in the balance sheet of each company as of December 31, 2016. Such financial statements have been duly approved by their Stockholders' Meetings as of _______ ___ , ____ and the merger shall occur according to the financial statements of GRUPO SANTANDER and BANCO SANTANDER MÉXICO, as of said date, on the understanding that the figures in said balance sheets, as applicable, shall be adjusted and updated according to the amounts actually registered as of the date when the merger is effective.

Likewise, for all fiscal purposes, it is certified that the merger of GRUPO SANTANDER and BANCO SANTANDER MÉXICO, shall enter into effect from the date of registration mentioned above.

THIRD: INDEBTEDNESS BETWEEN COMPANIES. - GRUPO SANTANDER and BANCO SANTANDER MÉXICO agree that indebtedness between the parties with respect to liquid and enforceable debts shall be extinguished by compensation before the merger, pursuant to the provisions in article 2185 of the Federal Civil Code. In case of any remnant, this shall disappear at the moment the merger enters into effect .

FOURTH: GENERAL TRANSFER. - As a consequence of the merger, all the properties, assets, contracts, agreements, assets, liabilities, privileges and guaranties and everything that constitutes the patrimony of GRUPO SANTANDER, without reserves and limitations, shall be transferred in general to BANCO SANTANDER MÉXICO, from the date the merger enters into effect.

Due to the above, BANCO SANTANDER MÉXICO, as the surviving company in the merger, shall absorb all and every rights of the merged company, and undertakes to pay all the debts of the merged company under the terms agreed with their corresponding debtors, including those outstanding account receivables. In its capacity of surviving company in the merger, it shall absorb all and every one of the assets and liabilities of GRUPO SANTANDER and it shall be subrogated to all the rights of the merged company, undertaking to pay all the debts of the merged company pursuant to the terms agreed with the corresponding debtors, including those outstanding account receivables that ay correspond to GRUPO SANTANDER, which shall be replaced with all the guaranties granted or the obligations assumed, derived from agreements, contracts, authorizations, licenses or permits, and in general, the acts or transactions performed by GRUPO SANTANDER or those where this company participated, with all the rights, assuming under their terms and unconditionally all the assets and liabilities that GRUPO SANTANDER may have t the date the merger enters into effect.

FIFTH: CAPITAL STOCK AND EXCHANGE OF SHARES. – BANCO SANTANDER MÉXICO, before the merger and pursuant to the financial statements that constitute the basis for the merger, registers ad subscribed and paid-in capital stock the amount of $25,657’886,261.00. (twenty five thousand six hundred fifty seven million eight hundred eighty six thousand two hundred and sixty one Mexican pesos), represented by 6,786’394,913 (six thousand seven hundred eighty six million three hundred ninety four thousand nine hundred and thirteen) stocks with a nominal value of $3.780782962 (three Mexican pesos 780782962 cents each one.

MERGER AGREEMENT

On the other hand, the amount of subscribed and paid-in capital of GRUPO SANTANDER, based in the financial statements that are the basis for the merger, amounts Mx$25,657’886,261.00 (twenty five thousand six hundred fifty seven million eight hundred eighty six thousand two hundred and sixty one Mexican pesos), represented by 6,786’394,913 (six thousand seven hundred eighty six million three hundred ninety four thousand nine hundred thirteen) stocks with a nominal value of Mx$3.780782962 (three Mexican pesos 780782962 cents each one.

Consequently, the subscribed and paid-in capital stock of BANCO SANTANDER MÉXICO, after the merger is Mx $25,657’886,261.00 (twenty five thousand six hundred fifty seven million eight hundred eighty six thousand two hundred sixty one Mexican pesos) represented by a total of 6,786’394,913 (six thousand seven hundred eighty six thousand three hundred ninety four thousand nine hundred thirteen) stocks with a nominal value of Mx$3.780782962 M.N. (three Mexican pesos 780782962 cents) each one.

The totality of the nominative stocks, issued of each series of BANCO SANTANDER MÉXICO, as merged company, shall have the same rights and obligations of the stocks representing the current capital stock of GRUPO SANTANDER.

Pursuant to the above, and for purposes of exchange of the stocks representing the capital stock of GRUPO SANTANDER:

(a’’)	The stockholders of GRUPO SANTANDER, shall have the right to receive, from the date the merger enters into effect, one stock of the Issuer for each stock they hold of GRUPO SANTANDER at said date.

(b’’)	The stockholders of BANCO SANTANDER MÉXICO, shall keep stocks representing the capital stock of the company they own before the date the merger enters into effect. If any stockholders is also a stockholder of GRUPO SANTANDER, these stockholders shall receive the proportionate portion of stocks subject to increment in the capital stock of BANCO SANTANDER MÉXICO, that may correspond to them, one stock for each stock they posses on GRUPO SANTANDER, on that date, once the merger enters into effect.

Likewise, as a consequence of the merger and by virtue of it, once the merger enters into effect, all the "F" series and "B" series of stocks issued by GRUPO SANTANDER shall disappear, therefore, the corresponding certificates shall be canceled.

SIXTH: FUNCIONARIS AND PROXIES. - There shall be no change in the structure of the Bodies of Administration and Supervision of BANCO SANTANDER MÉXICO derived from the merger. Likewise, the powers and faculties granted by the institution to their functionaries, employees and providers of professional services until the date the merger enters into effect shall continue to be in effect with full legal effect.

SEVENTH: PUBLICATIONS. - In order to comply with the provisions in article 19 of the Law for the Regulation of Financial Groups, the authorization granted by the Ministry of treasury and Public Credit as well as the merger agreements approved by the Extraordinary

MERGER AGREEMENT

General Stockholders' Meetings of GRUPO SANTANDER and BANCO SANTANDER MÉXICO, respectively, shall be published in the Federal Official Gazette. In addition, the merger agreements, the latest balance sheets of the merged company and the surviving company as well as the system established for the extinction of the liabilities of GRUPO SANTANDER shall be published in the electronic system established by the Ministry of Economy.

EIGHT: APPLICABLE LAWS. - The provisions in the Law for the Regulation of Financial Groups and, alternatively, the General Law in Trade Companies, de Code of Commerce and the Federal Civil Code shall be applied for everything not included in this agreement.

NINTH: JURISDICTION. - For the interpretation, fulfillment and execution of this agreement the parties expressly subject themselves to the jurisdiction and competence of the courts of Mexico City and expressly waive any other jurisdiction that may correspond due to their domicile.

TENTH: DOMICILES. - The parties designate as their domiciles for the purposes of this agreement, the following:

• Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México.- Avenida Prolongación Paseo de la Reforma No. 500, 2, 206 Col. Lomas de Santa Fe, C.P. 01210, Ciudad de México.

• Grupo Financiero Santander México, S.A.B. de C.V.- Avenida Prolongación Paseo de la Reforma No. 500, 2, 206, Col. Lomas de Santa Fe, C.P. 01210, Ciudad de México

The parties have read this document and acknowledge to know its value, scope and legal effect, consequently, they execute this agreement in Mexico City on ____, ______ , 2017.

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V. AS MERGED COMPANY	BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO AS SURVIVING COMPANY

By:	By:
Name:	Name:
Special Delegate of the Extraordinary General Stockholders' Meeting of the Company that took place on [•] , ______, 2017	Special Delegate of the Extraordinary General Stockholders' Meeting of the Company that took place on [•] , ______, 2017

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